As filed with the Securities and Exchange Commission on August 14, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ANTERIX INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0745043
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3 Garret Mountain Plaza Suite 401 Woodland Park, NJ	07424
(Address of Principal Executive Offices)	(Zip Code)

Anterix Inc. 2023 Stock Plan

(Full title of the plan)

Gena Ashe

Chief Legal Officer and Corporate Secretary

Anterix Inc.

3 Garret Mountain Plaza

Suite 401

Woodland Park, NJ 07424

(Name and address of agent for service)

(973) 771-0300

(Telephone number, including area code, of agent for service)

Copy to:

Kevin Collins, Esq.

Alexander J. May, Esq.

Jenner & Block LLP

1155 Avenue of the Americas

New York, NY 10036

(212) 891-1635

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Anterix Inc. (the “Registrant”) to register the shares of Anterix Inc. common stock available for issuance under the Anterix Inc. 2023 Stock Plan (the “Plan”). Upon shareholder approval of the Plan at the Registrant’s Annual Meeting of Stockholders on August 8, 2023 (the “Effective Date”), a total of 250,000 shares became available for delivery under the Plan. As of the Effective Date, no further grants may be made under the Anterix Inc. 2014 Stock Plan (the “2014 Plan”) and shares that are available for the grant of new awards under the 2014 Stock Plan as of the Effective Date and shares that are subject to outstanding awards under the 2014 Plan that subsequently are lapsed, expired, terminated, cancelled or forfeited without a distribution of shares will become available for awards under the Plan. Accordingly, shares under the 2014 Plan previously registered pursuant to Registration Statements Nos. 333-201699, 333-209543, 333-215934, 333-222890, 333-229565, 333-236251, and 333-257115 that become available for awards under the Plan in accordance with its terms are also covered by this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8.

The document(s) containing the information specified in Part I will be sent or given to employees and directors as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023, filed with the Commission on June 14, 2023.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023, filed with the Commission on August 2, 2023.

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on April 24, 2023, August 9, 2023 and August 14, 2023.

(d)

The description of the Common Stock contained in the Registrant’s registration statement on Form S-3 filed with the Commission on June 30, 2022 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any portions thereof furnished by the Registrant, including but not limited to information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350), on or after the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the Delaware General Corporation Law further provides that: (i) to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of any present or former director, officer, employee or agent of the corporation or any person who at the request of the corporation was serving in such capacity for another entity against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Article XI of the Registrant’s Amended and Restated Certificate of Incorporation specifies that a director of the Registrant shall not be personally liable to the Registrant or to any stockholders for monetary damages for breach of fiduciary duties as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law.

Article XII of the Amended and Restated Certificate of Incorporation and Article XIII of the Registrant’s Amended and Restated Bylaws state that the Registrant shall indemnify, to the fullest extent permitted by applicable law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Registrant, or has or had agreed to become a director of the Registrant, or is or was serving at the request of the Registrant.

Article XIII of the Amended and Restated Certificate of Incorporation permits the Registrant to purchase and maintain director or officer liability insurance.

The Registrant has entered into indemnification agreements with its directors and officers. Subject to certain limited exceptions, under these agreements, the Registrant will be obligated, to the fullest extent not prohibited by the Delaware General Corporation Law, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the Registrant. The Registrant also maintains liability insurance for its directors and officers in order to limit its exposure to liability for indemnification of such persons.

We have been advised that in the opinion of the Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item 7. Exemption from Registration Claims.

Not applicable.

Item 8. Exhibits.

Incorporated by reference to the Exhibit Index attached hereto.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference from Exhibit 3.1 of the Registrant’s Registration Statement on Form S-1, filed on December 19, 2014 (Registration No. 333-201156)).

4.2	Certificate of Amendment No. 1 of Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference from Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed on November 5, 2015 (File No. 001-36827)).

4.3	Certificate of Amendment No. 2 of Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference from Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed on August 6, 2019 and incorporated herein by reference (File No. 001-36827)).

4.4	Amended and Restated Bylaws of the Registrant (incorporated by reference from Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed on June 27, 2017 (Registration No. 001-36827)).

4.5	Amendment No. 1 to the Amended and Restated Bylaws of the Registrant (incorporated by reference from Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed on May 8, 2020 (File No. 001-36827)).

4.6	Form of Common Stock Certificate of the Registrant (incorporated by reference from Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1, filed on December 19, 2014 (Registration No. 333-201156)).

*5.1	Opinion of Jenner & Block LLP.

*23.1	Consent of Jenner & Block LLP (contained in Exhibit 5.1).

*23.2	Consent of Grant Thornton LLP.

*24.1	Power of Attorney (contained on the signature page hereto).

99.1	Anterix Inc. 2023 Stock Plan (incorporated by reference from Exhibit B of the Registrant’s 2023 Proxy Statement filed on July 14, 2023 (File No. 001-36827)).

*107	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Park, State of New Jersey, on August 14, 2023.

ANTERIX INC.

/s/ Robert Schwartz
Robert Schwartz
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Robert Schwartz, Timothy Gray and Gena Ashe, and each and any of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Robert Schwartz	President, Chief Executive Officer and Director (Principal Executive Officer)	August 14, 2023
Robert Schwartz

/s/ Timothy Gray	Chief Financial Officer (Principal Financial and Accounting Officer)	August 14, 2023
Timothy Gray

/s/ Morgan O’Brien	Executive Chairman of the Board	August 14, 2023
Morgan O’Brien

/s/ Jeffrey Altman	Director	August 14, 2023
Jeffrey Altman

/s/ Leslie B. Daniels	Director	August 14, 2023
Leslie B. Daniels

/s/ Gregory A. Haller	Director	August 14, 2023
Gregory A. Haller

/s/ Singleton B. McAllister	Director	August 14, 2023
Singleton B. McAllister

/s/ Gregory Pratt	Director	August 14, 2023
Gregory Pratt

/s/ Paul Saleh	Director	August 14, 2023
Paul Saleh

/s/ Mahvash Yazdi	Director	August 14, 2023
Mahvash Yazdi